Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Terry Allan Reimer, Executive Vice President and Director of Eagle Life Insurance Company, an Iowa stock life insurance company, do hereby appoint Debra J. Richardson, John M. Matovina and Wendy C. Waugaman, and each of them severally, my true and lawful attorney-in-fact, for me and in my name, place and stead to execute and file any instrument or document to be filed as part of or in connection with or in any way related to the Registration Statements and any and all amendments thereto (File No. 333-160345), filed by said Company under the Securities Act of 1933 in connection with the registration of the Falcon Gold Annuity Contract, and to have full power and authority to do or cause to be done in my name, place and stead each and every act and thing necessary or appropriate in order to effectuate the same, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, may do or cause to be done by virtue hereof.  Each said attorney-in-fact shall have power to act hereunder with or without the others.

IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of April, 2012.

/s/ Terry Allan Reimer
Terry Allan Reimer
Executive Vice President and Director